Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333‑238471), Form S-3 (No. 333-263711), and Forms S-8 (No. 333-161291, No. 333-190184, No. 333-193234, No. 333-203950, No. 333-211972, No. 333-219111, No. 333-225231, No. 333-231078, No. 333-239018, No. 333-249895, No. 333-258160 and No. 333-27253) of Asensus Surgical, Inc. of our report dated March 21, 2024, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Raleigh, North Carolina

March 21, 2024